UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

The Nominees for Shareholder Choice May 11, 2009 Pershing Square Capital Management, L.P.

In connection with the 2009 Annual Meeting of Shareholders of Target Corporation ("Target"), Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, "Pershing Square") filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC") on May 1, 2009 containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target on or about May 2, 2009. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC's website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square's proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427. Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the "Participants") are deemed to be participants in the solicitation of proxies with respect to Pershing Square's nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square's definitive proxy statement. This presentation contains forward-looking statements. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this presentation. This presentation is for general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of Pershing Square, which opinions may change at any time and are based on publicly available information with respect to Target. Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") by Target or other companies that Pershing Square considers comparable or relevant. Disclaimer 1

Pershing Square has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. Neither Pershing Square nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any SEC filing or third party report. Pershing Square disclaims any obligation to update the information contained herein. This presentation does not recommend the purchase or sale of any security. Under no circumstances is this presentation to be used or considered an offer to sell or a solicitation of an offer to buy any security. There is no assurance or guarantee with respect to the prices at which any securities of Target will trade. Pershing Square and its affiliates currently hold a substantial amount of common stock and options of Target and may in the future take such actions with respect to its investments in Target as it deems appropriate including, without limitation, purchasing additional shares of Target common stock or related financial instruments or selling some or all of its beneficial and economic holdings, engaging in any hedging or similar transaction with respect to such holdings and/or otherwise changing its intention with respect to its investments in Target. Pershing Square may also change its beneficial or economic holdings depending on additions or redemptions of capital. Pershing Square is in the business of trading - buying and selling - securities and other financial instruments. Consequently, Pershing Square's beneficial ownership of Target common stock and options will vary over time depending on various factors, with or without regard to Pershing Square's views of Target's business, prospects or valuation (including the market price of Target common stock), including without limitation, other investment opportunities available to Pershing Square, concentration of positions in the portfolios managed by Pershing Square, conditions in the securities market and general economic and industry conditions. Disclaimer (cont'd) 2

3 Agenda Situation Overview Why Board Change is Warranted The Nominees for Shareholder Choice Food Retailing: Jim Donald Credit Cards: Richard Vague Real Estate: Michael Ashner Shareholder Value: Bill Ackman Corporate Governance: Ron Gilson Target's Board: Avoiding the Real Issues Corporate Elections and Shareholder Choice

Situation Overview

Pershing Square 5 Pershing Square is a long-term Target shareholder Pershing Square initiated its investment in Target in April 2007 We are the third largest beneficial owner of Target We have ownership of 7.8% of Target ~$1 billion of common stock (3.3% of the company) ~$280 million in stock options (4.5% of the company)(1) Target is the largest investment in Pershing Square's portfolio (1) Unless and until these options are exercised, the underlying shares do not carry voting rights.

April 2007: Pershing Square becomes a Target shareholder August 2007: Pershing Square, in its first meeting with Target management, proposes that Target pursue a credit card partnership transaction to minimize credit risk, eliminate funding risk, and increase Target's valuation September 2007: Target announces a review of ownership alternatives for its credit card receivables and an analysis of its capital structure December 2008: Pershing Square, in two separate presentations to Target, emphasizes the importance of credit risk transfer in any contemplated partnership transaction May 2008: Target announces a sale of a 47% interest in it receivables, but retains credit risk MISTAKE: Board elects not to transfer credit risk in the transaction, primarily to retain underwriting control Target share repurchase program is principally funded with debt, despite credit risk and funding risk remaining on its balance sheet Pershing's Background with Target Credit Card Business Real Estate Assets Retail Business 6

May 2008: Pershing Square meets with management to discuss value creation opportunities regarding Target's real estate Pershing Square proposes a spin-off of a land-only REIT to Target shareholders Transaction would preserve Target's flexibility in controlling its buildings/brand and allow the market to appropriately value the company's ~200 million square feet of real estate Management agrees that the transaction is worthy of further exploration July 2008: Pershing Square meets with Target and Goldman Sachs to discuss real estate transaction September 2008: Board raises concerns regarding Pershing Square's real estate proposal, primarily with respect to credit ratings impact and valuation assumptions Pershing's Background with Target (cont'd) 7

Pershing's Background with Target (cont'd) 8 Fall 2008: Pershing Square encourages Target to halt buyback program due to credit market conditions October 2008: Pershing Square seeks shareholder input by publicly presenting "A TIP for Target Shareholders" Immediately after the presentation, Target issues a press release expressing concerns November 2008: Pershing Square presents "A Revised Transaction" which addresses Target's concerns regarding credit ratings and valuation Within 48 hours of Pershing's presentation, board rejects the Revised Transaction without seeking rating agency review Pershing defers discussion of the Revised Transaction until 2009 to allow Target to focus on its business

February 2009: Pershing Square meets with Target and Goldman Sachs to discuss the assumptions behind the board's decision Pershing Square learns that the board restricted Goldman Sachs to the narrow task of evaluating Pershing Square's proposal, rather than fully investigating all potential value creating alternatives for real estate Pershing Square concludes that the Revised Transaction was not adequately explored by the board or its advisors February 2009: Pershing Square requests one board seat and one additional independent director March 2009: Pershing Square presents, in total, four candidates - Bill Ackman and three independent nominees Board rejects all four candidates, three without explanation Board did not even meet with two of them (Richard Vague, Michael Ashner) Pershing's Background with Target (cont'd) 9

10 Situation Overview On March 17, 2009, Pershing Square announces the nomination of five independent directors for the open seats on Target's board We did so principally because we believe that the incumbent Target board has: Suboptimal composition Made significant strategic mistakes that have destroyed shareholder value Performed key corporate governance duties poorly Our goal in this election: Improve Target's board and help make Target a stronger, more profitable, and more valuable company

Why Board Change is Warranted

Why Board Change is Warranted in Our View Board's Suboptimal Composition Lacks senior operating experience in key business lines and assets (1) Lacks significant shareholder representation Average tenure of independents nearly a decade 12 incumbent directors serve on 18 other boards (including Citi, Wells Fargo and Goldman) Board's Mistakes in Assessing Strategic Transactions Board's Faulty Corporate Governance Board did not exit the credit card business before meeting Pershing Square The board-approved credit card transaction structure was a mistake that we believe cost shareholders dearly Board did not authorize a full review of all real estate ownership alternatives for maximizing shareholder value (1) Pershing Square defines senior operating experience as experience in a specific line of business with the director having served as the CEO of a company in that business for a meaningful period of time during his or her career. Pershing Square's view is not only based on the length of time served by a specific director in the relevant business line, but also on the extent, nature and specialization of each director's service and the principal responsibilities during that service. 12 Board lacks a fair and open nominating process Compensation plan fails to foster a culture of equity ownership Board rejected the request for Universal Proxy thereby limiting shareholder choice Interlocking directorships and affiliate transactions

Board Lacks Sufficient Relevant Experience Credit Card Business Real Estate Assets Over 200 million sq ft of retail real estate Retail Business Target's Current Board NO Retail senior operating experience NO Real Estate senior operating experience NO Credit Card senior operating experience 13 Our view of

Board Lacks Significant Shareholder Representation Target's board lacks significant shareholder representation, owning less than 0.3% of the company. Independent directors own only 0.02% of the company in common stock Board Members 14 Source: Target proxy

Average Tenure of Nearly a Decade Incumbent Nominees 15 The average tenure of the independent directors is approximately 9 years. The average tenure of the incumbent nominees is approximately 10 years

Board's Strategic Mistake: Credit Card 16 Target's board decided not to transfer credit risk in a credit card transaction, despite Pershing Square's repeated requests. In 2008, Target's credit card operating profits fell 65% predominantly due to increased credit risk and bad debt expense Credit Card EBIT Credit Card EBIT as a % of average receivables 65% drop Source: Company filings $ in millions

Board Lacks Initiative: Real Estate Target owns over 200 million square feet of high-quality retail real estate We believe that Target's real estate has a replacement cost of nearly $40 billion (based on management's estimates of the current average cost to build its stores and distribution facilities) Despite this immense value, Target's board has been unwilling to examine alternatives to unlock real estate value Notably, the board assigned its advisors the narrow task of only evaluating Pershing Square's TIP REIT spin-off structure Board would not authorize Goldman Sachs to explore alternative real estate value creation opportunities 17

Is Target's board nomination process fair, open, and thorough? Governance: Faulty Nomination Process 18 In our view, the board nomination process is insular, conflicted, and unreceptive to shareholder input Nominating Committee Chair Sanger received over $1.25 million in fees and equity compensation since 2003 from incumbent nominee Kovacevich's company, Wells Fargo Nominating Committee Chair Sanger also serves on Wells Fargo's compensation committee Independent nominees Ashner and Vague were never interviewed Nomination Committee Chair Sanger would not give an explanation for the rejection of the nominees Conflict

Request for a Universal Proxy card: Rejected Board is Attempting to Limit Choice 19 Pershing Square will pay the expense Target's Reasons Too expensive Liability concerns Feasibility confirmed by Broadridge, consent of parties is all that is needed Can be implemented at any time Reality Shareholders have expressed disappointment with Target's position. Target and its nominees should consent to have all nominees named on one proxy card. Even now, this can still be achieved. Shareholders should press this issue with Target Request to name Target Nominees on Gold card: Ignored Technology barrier Too Late Causes delay and confusion Mitigates confusion and allows shareholders to choose the best nominees from both slates No liability to Target or its nominees

Board Does Not Foster an Ownership Culture Last Five Years of Activity in Target Stock (1) Executive Management Board (2) Total Open Market Purchases Total Sales Total $3.8 mm $(428.5) mm $3.8 mm $0.0 mm (1) Based on the trailing five years prior to the announcement of Pershing Square's nomination of the Nominees for Shareholder Choice on 3/17/2009. (2) Includes only non-employee directors. $(419.7) mm $(8.8) mm We believe that Target's compensation plan does not foster an ownership culture at Target, as senior management and the board have sold $429 million of stock in the last five years How can we be sure that Target's board and managers are truly focused on creating long-term shareholder value if they sell so much stock? 20

Grading the Board: Key Duties 21

22 We believe that Target's suboptimal board has contributed to the company's material underperformance during this recession

Underperformance Relative to Wal-Mart Target Down 51% Wal-Mart Up 11% 23 From the beginning of the fourth quarter of 2007 to the day prior to our announcement of our proposed slate, Target stock declined by 51%. Over the same period, the stock of Wal-Mart, Target's principal competitor, appreciated 11%, a ~62 percentage point outperformance Stock price returns Measured on a 10-year trailing basis ending on the day prior to the announcement of the Nominees for Shareholder Choice, Wal-Mart's stock price outperformed Target's stock price by approximately 18%.

Target Wal-Mart US 24 Source: Company filings Underperformance in Same Store Sales Growth Year-over-Year Growth Rate of Quarterly Same Store Sales We believe that Target's substantial negative returns to its shareholders are reflective of its operating underperformance compared with Wal-Mart

Wal-Mart Target Year-over-Year Growth Rate of Reported Quarterly EPS from Continuing Operations 25 Source: Company filings Underperformance in Earnings Per Share Growth Since Q4 2007, Target's earnings per share growth has been significantly less than Wal-Mart's earnings per share growth

Target Retail Profitability Should Be Higher Target 6.3% 2008 Retail EBIT margin Wal-Mart US 7.3% 2008 Retail EBIT margin Retail EBIT Margins Even before the recession, Target's retail margins have been deteriorating while Wal-Mart's margins have remained higher and constant, despite Wal-Mart selling a greater mix of food and other lower margin goods 26 Source: Company filings 2006 -2007: Why were Target's retail margins weaker even during the strong economy?

Wal-Mart's Board Has Deep, Relevant Experience Real Estate Wal-Mart owns a lower percentage of its stores than Target Retail Business Current Board Allen Questrom, former CEO of JCPenney, Neiman Marcus, Federated Department Stores Roger Corbett, retired CEO of Woolworths, Australia's leading retail company Arne Sorenson, EVP and CFO of Marriott International We note that Wal-Mart partnered with a financial institution for its store credit card years ago. It does not own credit card receivables and has none of the material risks associated with these assets 27

Is Target's Board Too Insular? Chose board members without relevant senior operating experience in Target's key business lines and assets Rejected significant shareholder representation Continually re-elects its own members, despite the lack of relevant senior operating experience Ignored major shareholder regarding credit risk Refused to authorize full review of alternatives for real estate ownership Rejected major shareholder's request to join the board without explanation Refused to interview leading executives Richard Vague or Michael Ashner in its nominating process 28 Pershing Square's observations of Target's incumbent board:

Retailing is a Constantly Evolving Industry We believe that a key role of an independent board is to bring an outside perspective to challenge strategies that might have worked in the past but will likely need to evolve over time - contrary to Target's board's apparent instinct to maintain the status quo Competitive Landscape - 1993 Competitive Landscape - Today Number of supercenters Number of supercenters 29

30 In our view, the Nominees for Shareholder Choice will bring much needed "new life" to Target's insular incumbent board The Nominees for Shareholder Choice offer deep and relevant experience, major stock ownership, and fresh perspectives Time for Board Change

Introducing the Nominees for Shareholder Choice Gold Proxy Card

The Nominees for Shareholder Choice 32 (1) Consisting of 3.3% in shares of common stock and 4.5% in stock options.

33 Nominees Are Entirely Independent Jim Donald, Richard Vague, Michael Ashner, and Ron Gilson are independent nominees with no commercial relationships with Target or Pershing Square Each is a highly regarded leader in his area of expertise Each has his own unique perspective, background, and ideas Pershing Square has no agreements, understandings, or arrangements with the Nominees for Shareholder Choice, other than they have agreed, if elected, to serve on the board (1) The Nominees for Shareholder Choice have only one common goal: to help oversee the management of Target for the purpose of creating long-term value for all stakeholders The Nominees for Shareholder Choice are entirely independent and have no preconceived agenda other than to maximize shareholder value If elected, the Nominees for Shareholder Choice will represent the interests of all shareholders using their own independent business judgment (1) Other than customary indemnifications and expense reimbursement arrangements.

Comparison of Slates The Incumbent Nominees The Nominees for Shareholder Choice 34 Lack senior operating experience in key business lines and assets Beneficially own less than 0.05% of the company Are accountable for strategic mistakes Three out of four incumbent nominees have served for at least a decade CEO-level operating experience in: Retail Credit cards Real Estate Corporate governance expertise Beneficially own 7.8% of the company (1) Offer fresh perspectives while preserving board continuity Entirely independent (1) Consisting of 3.3% in shares (approximately $1bn in market value) and 4.5% in stock-settled call options (approximately $280mm in market value).

Food Retailing: Jim Donald

Food Retailing is A Critical Growth Initiative Food retailing represents a critical strategic growth initiative for Target. We and the company believe that an expanded food presence can help Target increase the frequency of visits from its customers and generate higher and more predictable sales 36

Food: Critical Strategic Growth Initiative 37 "We continue to focus on food as a priority . . . [W]e've nearly doubled our commitment to food over a five to seven- year timeframe." Gregg Steinhafel, CEO Target 2Q'07 Earnings Call, 8/21/07 "We also continue to invest in our food offering in recognition of its importance in driving greater frequency, increasing guest loyalty, and making Target a preferred shopping destination." Gregg Steinhafel, CEO Target 4Q'08 Earnings Call, 2/24/09

Target: Slow to Innovate with Grocery/Superstores Competitive Landscape - 1993 Competitive Landscape - Today Wal-Mart was not always the dominant player in the supercenter / grocery space, but eventually emerged as a clear segment leader Number of supercenters Number of supercenters Did Target miss an important opportunity in food? 38

Increasing Food Could Help Sales Significantly Target Wal-Mart US 39 Source: Company filings In our view, Target's more limited food offering partially explains why Target's same-store-sales growth rate has been considerably weaker than Wal-Mart's in every quarter since Q4 2007 Year-over-Year Growth Rate of Quarterly Same Store Sales

We Believe Target Needs A Retailer on its Board Target 6.3% 2008 Retail EBIT margin Wal-Mart US 7.3% 2008 Retail EBIT margin Retail EBIT Margins Even before the recession, Target's retail margins have been deteriorating while Wal-Mart's margins have remained higher and constant, despite Wal-Mart selling a greater mix of food and other lower margin goods 40 Source: Company filings 2006 -2007: Why were Target's retail margins weaker even during the strong economy?

Why Wasn't Target More Profitable in the Boom Times? Consumables Consumables Non- Consumables Non- Consumables 59% 41% Consumables: Typically lower margin goods Non-consumables (e.g., apparel, home furnishings): Typically higher margin goods Source: Company filings. For Wal-Mart, consumables incorporate "grocery" and "health & wellness" categories. Includes Wal-Mart US only. For Target, consumables defined as consumables and commodities. % of 2008 Sales 41

Opportunities to Make Target More Profitable Given the differences in profitability between Target and Wal-Mart, we believe there are opportunities to improve Target's retail margins. Having an experienced retail operator on the board can only help Target become a more profitable company in our view 42

Jim Donald: Food Retailing Leader Jim Donald served as the CEO of Starbucks Corporation from April 2005 until January 2008. He joined Starbucks in October 2002 as President, North America. Jim served as Chairman, President and CEO of Pathmark Stores, Inc. from 1996 until joining Starbucks in 2005. Jim served as President and Manager of Safeway Inc.'s 130-store Eastern Division from 1994 to 1996. He was responsible for a $2.5 billion business, comprised of 10,000 employees working at 130 stores and two distribution centers. From 1991 until joining Safeway in 1994, Jim was an executive at Wal-Mart Stores, Inc, were he worked on the development and expansion of the Wal-Mart Super Center, supervising all merchandising, distribution, store design and real estate operations. Jim began his career in 1971 as a trainee with Publix Super Markets, Inc. He joined Albertson's in 1976 and quickly rose through its managerial ranks in the Florida, Alabama and Texas divisions. He was head of Albertson's operations in Phoenix, Arizona. Jim Donald 43 Nominee for Shareholder Choice

# Compare Jim Donald *with* Mary Dillon

| **Mary Dillon**<br>***Target Incumbent Nominee*** | **Jim Donald**<br>***Nominee for Shareholder Choice*** |
|---|---|
| ***EVP and Global Chief Marketing Officer for McDonald's*** | ***Leading Food Retailing Operating Executive*** |
| ☒ Is fast-food marketing experience highly relevant to Target?<br>☒ Ms. Dillon is not a grocery store operator<br>☒ Without Ms. Dillon, the board will continue to have marketing expertise – Mary Minnick, Coca Cola's former President of Marketing<br>☒ Target does business with McDonald's | ✓ Over 30-years of food retailing experience<br>✓ Former CEO Of Pathmark and Starbucks<br>✓ Oversaw the development of Wal-Mart's SuperCenters<br>✓ Helped build out Wal-Mart's grocery business<br>✓ Entirely independent |

44

Credit Cards: Richard Vague

46 "We have consistent performance ... and we're enjoying double-digit growth rates," Scovanner said. "No one else in the credit-card arena has those attributes. For the life of me, I don't understand why those attributes in combination would cause anyone to want to get into an active mode of analyzing a sale." Doug Scovanner, CFO Star Tribune, July 15, 2007 Target Initially Resisted a Transaction for its Receivables

47 Pershing Square Urged Target to Transfer Credit Risk From August through December 2007, in multiple calls and meetings, Pershing Square endeavored to convince Target to transfer the credit and funding risks associated with its credit card operation to a partnering financial institution In May, 2008, Target sold a 47% interest in its credit card receivables to JPMorgan Chase Target elected, however, to retain substantially all of the credit risk and more than half of the funding risks associated with this business segment because of its insistence on retaining underwriting control We believe this decision was ill-advised, and shareholders have suffered as a result

We Believe Target Made Poor Underwriting Decisions "Average receivables grew 19.6% over last year, faster than our pace of sales primarily due to changing the product features for yet another group of our higher credit quality Target card accounts to become higher limit Target Visa accounts." Doug Scovanner, CFO Q3'07 conference call, 11/20/2007 48 In the summer of 2007, Target converted a large portion of its private label Target card accounts (typically lower FICO score customers with lower credit limits) to Target VISA accounts, thereby giving lower quality credit customers significantly higher credit limits and lower rates. We believe this was a mistake

The Results: Significant Profit Declines 49 In our view, as a result of poor underwriting decisions and exposure to credit risk, Target's credit card operating profits declined 65% in 2008 Credit Card EBIT Credit Card EBIT as a % of average receivables 65% drop $ in millions

Underperforming Relative to Credit Card Peers 50 Target Credit Card Competitor Average (JPM, BAC, AXP, COF, DFS) In 2008, Target's net write-offs as a % of average receivables increased to 9.3% from 5.9% the year prior. This compares to 5.7% for Target's credit card competitors in 2008 ~360 bps spread Net Write-offs as a % of Average Receivables Source: Company filings

Underperforming Relative to Credit Card Peers 51 In 2008, Target's bad debt expense as a % of average receivables increased to 14.4% from 6.6% the year prior. This compares to 7.3% for Target's credit card competitors Target Credit Card Competitor Average (JPM, BAC, AXP, COF, DFS) Bad Debt Expense as a % of Average Receivables ~710 bps spread Source: Company filings

Richard Vague: Leading Credit Card Executive Richard Vague has served as CEO and co-founder of Energy Plus Holdings LLC, a Philadelphia-based, progressive, independent Energy Service Company (ESCO) since 2007. From December 2004 until 2007, Richard served as the Chairman and CEO of Barclays Bank Delaware, a financial institution and credit card issuer. From 2000 until its sale to Barclays PLC in 2004, Richard was CEO of Juniper Financial, a direct consumer credit card bank that he co-founded. From 1984 until 2000, Richard was President and then CEO and Chairman of First USA and Chairman of Paymentech, the merchant processing subsidiary of First USA. Richard co-founded First USA which grew from a start-up to the single largest Visa credit card issuer in the United States when it was sold to Bank One (now JPMorgan Chase) in 1997. Richard Vague 52 Nominee for Shareholder Choice

Veteran credit card industry executive Co-founder of First USA, serving as its CEO until it was sold to Bank One (now JPMorgan Chase) Founded and sold Juniper Financial Valuable operating experience can assist Target achieve recovery in its credit card business Strong transaction experience and relationships can help Target structure a risk-reducing transaction in the future Entirely independent Compare Richard Vague with Richard Kovacevich Richard Vague Nominee for Shareholder Choice Richard Kovacevich Target Incumbent Nominee Chairman of Wells Fargo & Company Voted to retain the credit risk associated with Target's credit card business We believe this decision ultimately led to dramatic profit declines for Target last year Given the financial crisis, does Mr. Kovacevich have the time to devote to being a Target director? Target does business with Wells Fargo 53

Real Estate: Michael Ashner

Target: Significant Real Estate Ownership Target owns the highest percentage of its real estate compared to other big box retailers % DCs owned(3): 82% ND 2%(4) 84% 71% 90% 52% 54% ND 86% 79% ND ND 55% 36% ND ND 27% % owned units/land(2): Represents data from latest 10-K filing "ND" represents Not Disclosed (1) Represents % owned stores (includes owned stores on leased land) (2) Represents % owned stores on owned land only (3) Represents % owned DCs (includes owned DCs on leased land) (4) Represents % owned DCs on a square footage basis 55

56 Target: A Leading Owner of Retail Real Estate in the US Target currently owns approximately 213 million square feet of retail square footage (1), more than any other publicly traded retail real estate company in the U.S. today based on our estimates (1) Includes owned and combined retail square footage. Excludes leased retail square footage and owned distribution centers square footage (2) Based on the latest company filings (3) Includes consolidated and unconsolidated GLA for the company (4) Based on U.S. properties square footage which the company owns. Excludes international properties square footage (5) Includes square footage of properties which the company owns or has a majority and minority ownership interest (6) Based on pro rata share of GLA in shopping center portfolio (7) Includes total square footage of the anchors (whether owned or leased by the anchor) and mall stores. Excludes future expansion areas (8) Based on actual pro rata ownership of joint venture assets and excluding developments and redevelopments in process and scheduled to commence in 2009 (9) Based on wholly-owned and pro rata share of co-investment partnerships. Represents GLA including anchor-owned stores (10) Based on retail GLA owned by the company (11) Includes owned GLA on consolidated and unconsolidated properties

The Market Does Not Appreciate Target's Real Estate $40/Share(1) Large Cap REITs (1) Target's Market Valuation (1) 2009E EV / EBITDA Real Estate Companies and Private Ground Lease Valuations 2009E EV / EBITDA 7.2x 14.3x Recent "Big Box" Ground Lease (2) 17.0x Real estate companies trade at substantially higher multiples of EBITDA compared to Target or other retailers 57 Pershing Square believes that there may be more efficient ways for Target to structure its real estate business in order to highlight its strong value. Pershing Square, however, does not currently have any specific plans or proposals with respect to Target's real estate Note: Target valuation excludes the net book value of the credit card receivables and the operating profit associated with such receivables in order to better compare Target with real estate companies which do not have credit card segments. (1) Based on current stock price as of 05/01/09. Large cap REITs multiples are based on Wall Street consensus estimates. (2) Based on mid-point precedent cap rate of 5.9%.

Questions to Ask Given the stock market's discounted valuation of Target's vast real estate holdings, shouldn't the board be willing to investigate opportunities to create value? Pershing Square made several suggestions to Target, including a tax-free 19.9% REIT IPO, which Pershing Square believed would Improve Target's access to the capital markets Maintain its strong investment grade credit ratings Allow Target to maintain control over its buildings and brand Highlight the value of Target's greater than 200 million sq ft of real estate Pershing Square's past suggestions may not have been the perfect solution, but why was Target's board unwilling to explore other real estate strategic alternatives? 58

Michael Ashner: Experienced Real Estate Executive Michael Ashner has served as the CEO of Winthrop Realty Trust, Inc. since December 31, 2003 and Chairman of the board of directors since April 2004. Michael served as the Executive Chairman of Lexington Realty Trust, a REIT from December 31, 2006 through March 2008. He has also served as the Chairman, President and CEO of Winthrop Realty Partners, L.P. (a real estate investment and management company) since 1996. Michael has served as the Managing Director of AP-USX LLC, which owns a 2.4 million square foot office tower, since 1998. Since 1981, Michael has been the President and principal shareholder of Exeter Capital Corporation, a privately held real estate investment banking firm. Michael manages over 20 million square feet of commercial real estate and has acquired more than $12 billion of real estate in 45 states, including more than 85,000 apartment units, 50 million square feet of office, retail and industrial space, and 10,000 hotel rooms. Michael Ashner 59 Nominee for Shareholder Choice

Compare Michael Ashner with Solomon Trujillo Michael Ashner Nominee for Shareholder Choice Solomon Trujillo Target Incumbent Nominee CEO of Telestra Corporation an Australian telecom company We do not believe that Mr. Trujillo's Australian telecommunications background brings relevant expertise to a US retail company Why has Mr. Trujillo been on Target's board since 1994 or 15 years? CEO and Chairman of Winthrop Property Trust Chairman and CEO of Winthrop Realty Partners, L.P. Manages more than 20 million square feet of commercial real estate, including over 11 million square feet owned by Michael and his affiliates Entirely independent 60

Shareholder Value: Bill Ackman

# Board Lacks Significant Shareholder Representation

**Target's incumbent board beneficially owns less than 0.3% of Target. By contrast, Pershing Square beneficially owns 7.8% of Target**

## Target's Board

- ☒ **Owns ~0.3% of Target in common stock and options comprised of:**
  - ~0.1% in common stock
  - ~0.2% in stock options
- ☒ **Independent directors own less than 0.1% in common stock and options**

## Pershing Square

- ✓ **Pershing Square beneficially owns 7.8% in common stock and options comprised of:**
  - ~$1 billion of common stock, equal to 3.3% ownership
  - ~$280 million in stock options, equal to 4.5% ownership
- ✓ **Third largest beneficial owner**
- ✓ **Fourth largest common stock holder**

*Source: Company filings*

62

William Ackman: Leading Shareholder Bill Ackman is the founder and managing member of the general partner of Pershing Square Capital Management, L.P., an investment adviser founded in 2003 and registered with the SEC. Pershing Square is a concentrated research-intensive fundamental value investor in long and occasionally short investments in the public markets, typically focusing on large-cap and mid-cap companies. Bill has significant experience investing in multi-billion dollar retail and consumer companies. Pershing Square is the third largest beneficial shareholder of Target with 7.8% of the company, including approximately $1 billion in common stock (3.3% of the company) and $280 million in stock options (4.5% of the company) based on recent market prices. Bill Ackman 63 Nominee for Shareholder Choice

Founder of Pershing Square, a public equity investment firm Pershing Square beneficially owns 7.8% in common stock and options (1) Represents the third largest beneficial owner of Target Significant investment experience in multi-billion dollar retail and consumer companies Compare Bill Ackman with George Tamke Bill Ackman Nominee for Shareholder Choice George Tamke Target Incumbent Nominee Partner at Clayton, Dubilier & Rice, a leveraged buyout firm Owns 0.01% of Target in common stock and options Serves on the boards of Culligan (Chairman), ServiceMaster (Chairman) and Hertz - all Clayton, Dubilier & Rice portfolio companies How does Mr. Tamke allocate his time? Target purchases products and services from "several companies" that are controlled by Clayton, Dubilier & Rice 64 (1) Consisting of 3.3% in shares (approximately $1bn in market value) and 4.5% in stock-settled call options (approximately $280mm in market value).

Pershing Square: Track Record of Success In our view, Pershing Square has established a track record of creating shareholder value in retail, consumer, and other businesses 65 Canada

Corporate Governance: Ron Gilson

Ron Gilson: Corporate Governance Authority Ron Gilson is the Meyers Professor of Law and Business, Stanford Law School (1979 to present) and the Marc and Eva Stern Professor of Law and Business, Columbia University School of Law (1992 to present). Ron is a fellow of the American Academy of Arts and Sciences and the European Corporate Governance Institute. Ron has served on the board of directors of certain of the American Century Mutual Funds, managing over $26 billion in assets, since 1995 and has been the Chairman of the board of directors since 2005. Ron Gilson is one of our country's preeminent thinkers on corporate governance. We believe that, if elected, Ron's extensive academic and real world experience as an independent board chair would ensure fair process, fair dealing, and diligent care for the benefit of all shareholders. 67 Ron Gilson Nominee for Shareholder Choice

Target's Board: Avoiding the Real Issues

Target's Board: Avoiding the Real Issues We believe the Real Issue of this election is that Target's board is suboptimal Lacks significant relevant senior operating experience Lacks significant shareholder representation Has made expensive mistakes in assessing strategic transactions Has failed on key governance duties In our view, Target's board has not addressed this issue satisfactorily Instead, the board, its advisors, and PR team have publicly made what we believe to be misleading statements to dissuade investors from focusing on the CORE ISSUES 69

"Favoring Risk Taking" Pershing Square's sizeable derivative position creates an incentive for risk taking Target is Pershing Square's largest investment Pershing Square owns $1 billion in common stock and $280 million in stock options Unlike the incumbent board, Pershing Square paid cash for its stock options and can extend the life of its options Target's management and the board have a greater percentage of their ownership in derivatives than Pershing Square Pershing Square has been a major buyer of Target shares in recent years unlike members of senior management Gregg Steinhafel, had not purchased one share of stock during the last five years until 3/18/09 - one day after we nominated directors for the board Board and executive management have sold $429 million of stock in the last five years Target's misleading stance: The ACTUAL FACTS: 70

"Risky Agenda" Target's misleading stance: Pershing Square has launched a proxy contest to push its real estate agenda The ACTUAL FACTS: The Nominees for Shareholder Choice are entirely independent There is no "Bill Ackman slate" The independent nominees have no pre-conceived real estate agenda Even if all of the Nominees for Shareholder Choice are elected, two-thirds of Target's current board will remain, providing board room continuity Bill Ackman supports exploration of real estate ideas - if you don't want Target to explore real estate alternatives, don't vote for him. You can still vote for Jim Donald, Richard Vague, Michael Ashner, and Ronald Gilson This election is not about "Bill Ackman" but rather about choosing board members with the most relevant experience "Bill Ackman's slate of nominees..." 71

Credit Ratings and Risk Since our first meeting with management, Pershing Square has urged Target to decrease credit risk Instead, Target's board chose to maintain credit exposure to the credit card business Fall 2008, Pershing Square encouraged Target to halt buyback program In Pershing Square's view, Target can be an enormously valuable company without the need to over-leverage its business Pershing Square believes that positioning the company so that it can increase its access to capital may allow it to take advantage of distressed real estate opportunities that could result from the current shakeout in the retail industry Bill Ackman, if elected, does not intend to support any action that will impair Target's credit ratings 72

"Hasty Selection" Questions to Ask Target: Why are the current independent board members the most qualified to serve on the board of Target, a retail and credit card company? Why does Target's board continue to nominate its own members and not conduct a professional search for new directors with senior operating experience? Hasty selection of candidates by Pershing Square is inconsistent with a professional search required by good corporate governance The Nominees for Shareholder Choice are leaders in food retailing, credit cards, real estate, shareholder value, and corporate governance The credibility, independence, experience, reputation, and integrity of the Nominees for Shareholder Choice speak for themselves Target's misleading stance: Our Response: 73

Target Says: "We do not believe that Pershing Square's nominees would add value to the Board." - Target spokesperson "Ackman campaign for Target like prize fight" Reuters, 4/18/2009 74

Really? 75 (1) Consisting of 3.3% in shares of common stock and 4.5% in stock options.

Corporate Elections and Shareholder Choice

Pershing Square Offers Shareholder's a Choice In this election, you can choose to vote for: The Nominees for Shareholder Choice, or Target's incumbent slate, or Nominees from each of the two slates Had Pershing Square not nominated a slate, shareholders would have no viable alternative other than to elect the incumbent nominees Pershing Square is bringing shareholders an important choice at the Annual Meeting 77

78 How We Think about Voting How to Choose Considerations Should shareholders be forced to simply choose from competing slates? Should shareholders have the option of choosing the best nominees from all available candidates? Maintaining Continuity Incumbent Nominees vs. Shareholder Nominees Which candidates have the fewest commercial ties to Target? Is it possible that only incumbents are the best candidates? Are any incumbents accountable for underperformance? How Should Elections Work? This contest is not a change of control At least 2/3rds of the incumbent directors will remain on the board Board continuity is preserved Both slates support management continuity Shareholder choice is good for Target and good for corporate governance Support efforts to simplify the voting process and ensure that each vote is counted Choose continuity and fresh perspectives Choose the best nominees with the most relevant experience This is an election is about choosing the best directors for Target Choose candidates with no conflicting economic interests Choose fresh perspectives Choose the best nominees with the most relevant experience

Vote for the Nominees for Shareholder Choice 79 GOLD PROXY CARD (1) Consisting of 3.3% in shares of common stock and 4.5% in stock options.